CUSIP NO. G2107X108                                    PAGE 9 OF 9 PAGES

                                 EXHIBIT 3

                          SECRETARY'S CERTIFICATE
     I, Patricia A. Kurtz, the duly elected and acting Assistant Secretary of Morgan Stanley & Co. Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by the

Administration Committee of the Board of Directors of the Corporation by a

Consent in Lieu of a Meeting dated September 16, 1993 and that such resolutions are in full force and effect on the date hereof:


          RESOLVED, that Florence A. Davis and Edward J. Johnsen are severally authorized and directed to sign on behalf of the Corporation any reports to be filed under Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with the Securities and Exchange Commission, such authorizations to cease automatically upon termination of employment with the Corporation or any of its affiliates; and

          RESOLVED FURTHER, that any actions heretofore taken by Florence
     A. Davis and Edward J. Johnsen in connection with the responsibilities noted in the preceding resolution are ratified, approved and confirmed.

          RESOLVED, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the intent and purposes of the foregoing resolutions are authorized, ratified and confirmed.

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 21st day of September 1993.




                                   /s/ Patricia A. Kurtz
                                   --------------------------------
                                   Patricia A. Kurtz
[SEAL]                             Assistant Secretary